As filed with the Securities and Exchange Commission on September 5, 2008.

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ISLE OF CAPRI CASINOS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1659606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Emerson Road, Suite 300,

St. Louis, Missouri 63141

(314) 813-9200

(Address of Principal Executive Offices)

AMENDED AND RESTATED
ISLE OF CAPRI CASINOS, INC. 2000 LONG-TERM STOCK INCENTIVE PLAN

(Full title of the Plan)

Dale R. Black	Edmund L. Quatmann, Jr.
Senior Vice President and Chief Financial	Senior Vice President, General Counsel and
Officer	Secretary
600 Emerson Road, Suite 300	600 Emerson Road, Suite 300
St. Louis, Missouri 63141	St. Louis, Missouri 63141

(Name and Address of Agents For Service)

(314) 813-9200

(Telephone Number, Including Area Code, of Agents For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	174,023 (2)	$7.27 (3)	$1,265,147 (3)	$49.72
Common Stock, par value $0.01 per share	1,825,977 (4)	$14.45 (5)	$26,385,368 (5)	$1,036.95
(1)

Represents shares of common stock issuable upon exercise of stock options which have been granted and/or may hereafter be granted under the Amended and Restated Isle of Capri Casinos, Inc. 2000 Long-Term Stock Incentive Plan. Upon the filing and effectiveness of this Registration Statement on Form S-8, the total number of shares of common stock registered pursuant to the Amended and Restated Isle of Capri Casinos, Inc. 2000 Long-Term Stock Incentive Plan will be 4,500,000, plus any shares of common stock remaining for issuance under the Registrant’s prior long-term incentive plans. This Registration Statement also relates to an indeterminate number of shares of common stock that may be issued upon stock, splits, stock dividends or similar transactions in accordance with Rule 416 of the General Rules and Regulations under the Securities Act of 1933, as amended.

(2)		Shares available for grant, but not yet granted as of the date of this registration statement under the employee benefit plans described herein.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on September 2, 2008.

(4)		Shares subject to options outstanding under the 2000 Long-Term Stock Incentive Plan described herein as of the date of this registration statement.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based upon the weighted average exercise price (rounded to the nearest cent) for such outstanding options.

INTRODUCTION

The purpose of this Registration Statement is to register additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the Registrant’s 2000 Long-Term Stock Incentive Plan is effective.

Pursuant to General Instruction E to Form S-8, the contents of Registration Statement (File No. 333-50774) on Form S-8, as filed with the Securities and Exchange Commission (the “Commission”) on November 28, 2000, are hereby incorporated by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                     Incorporation of Documents by Reference

The documents listed below have been filed with or furnished to the Commission by the Registrant and are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 27, 2008, filed with the Commission on July 11, 2008, which contains audited financial statements for the fiscal year ended April 27, 2008;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended July 27, 2008

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on May 1, 2008 and May 5, 2008; and

(d)

The description of the Common Stock of the Company (f/k/a/ Casino America, Inc.) contained in Casino America, Inc.’s Registration Statement on Form S-3, Reg. No. 333-9653, as filed with the Commission on October 3, 1996.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, by the Registrant prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.                            Interests of Named Experts and Counsel

Not applicable.

Item 8.                            Exhibits

Incorporated by reference to the Exhibit Index attached hereto.

Item 9.                            Undertakings

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculations of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this Section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post–effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is incorporated by reference in the registration statement, or is contained in a from of prospectus file pursuant to Rule 424(b) that is part of the registration statement.

(2)                                  That, for the purposes of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation, by-laws or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri, as of September 5, 2008.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ DALE R. BLACK
Dale R. Black Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Isle of Capri Casinos, Inc. hereby constitutes and appoints Dale R. Black and Edmund L. Quatmann, Jr. (each with full power to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign, execute, and file any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any of their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of September 5, 2008.

Name of Signatory	Title of Signatory

/s/ JAMES B. PERRY
James B. Perry	Chief Executive Officer, Executive Vice Chairman of the Board of Directors (Principal Executive Officer)

/s/ DALE R. BLACK
Dale R. Black	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ BERNARD GOLDSTEIN
Bernard Goldstein	Chairman of the Board of Directors

/s/ ROBERT S. GOLDSTEIN
Robert S. Goldstein	Vice Chairman of the Board of Directors

/s/ ALAN J. GLAZER
Alan J. Glazer	Director

/s/ Lee Wielansky
Lee Wielansky	Director

/s/ W. RANDOLPH BAKER
W. Randolph Baker	Director

/s/ JEFFREY D. GOLDSTEIN
Jeffrey D. Goldstein	Director

/s/ JOHN BRACKENBURY	Director
John Brackenbury

/s/ SHAUN R. HAYES	Director
Shaun R. Hayes

EXHIBIT INDEX

Exhibit Number	Document

4.1	Specimen Certificate of the Common Stock. (1)

4.2	Rights Agreement dated as of February 7, 1997, between Casino America, Inc. and Norwest Bank Minnesota, N.A., as rights agent. (2)

5.1	Opinion and consent of Mayer Brown LLP

23.1	Consent of Independent Auditors

23.2	Consent of Mayer Brown LLP (included in Exhibit 5.1).

24	Power of Attorney (included on the signature page hereof).

99	Amended and Restated Isle of Capri Casinos, Inc. 2000 Long-Term Stock Incentive Plan. (3)

(1)	Incorporated by reference from Casino America, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 30, 1992 (Commission File No. 0-20538).

(2)	Incorporated by reference from Casino America, Inc.’s Current Report on Form 8-K filed on February 14, 1997 (Commission File No. 0-20538).

(3)	Incorporated by reference from Exhibit A to Isle of Capri Casinos, Inc.’s Definitive Proxy Statement filed on August 22, 2003 (Commission File No. 0-20538).